Exhibit 10.1

HIGHWOODS PROPERTIES, INC.

RETIREMENT PLAN

Effective as of March 1, 2006

Highwoods Properties, Inc. (the “Company”) hereby adopts the Highwoods Properties, Inc. Retirement Plan (the “Plan”) for the purpose of retaining Employees through Retirement. The Plan is designed to allow Participants certain benefits upon Retirement.

1.	Definitions.

(a)          “Annual Incentive Bonus” means annual cash bonuses paid to eligible Employees upon successful completion of goals and pursuant to the Company’s then-existing compensation programs.

(b)          “Benefit Period” means the period during which a Participant remains eligible for benefits under this Plan in accordance with Section 2.

(c)          “Board” means the board of directors of the Company or its successor. “Board” shall also mean and refer to such other person, persons or committee to whom the Board chooses to delegate designated aspects of plan administration in its sole discretion.

(d)          “Cause” means the occurrence of any one or more of the following: (1) an Employee breaches the terms of any agreement with the Company that relates to change in control, noncompete, nonsolicitation of Employees, discoveries or trade secrets or other confidential information; (2) an Employee breaches any employment agreement with the Company; (3) an Employee is convicted of or pleads no contest to any felony or any criminal offense involving fraud; (4) an Employee materially violates any applicable local, state or federal employment law, including, but not limited to, any anti-discrimination law; (5) an Employee fails to perform substantially all of the duties of his or her employment position; or (6) an Employee engages in gross misconduct. For purposes of this Plan, any good faith determination of “Cause” shall be conclusive if made by: (i) the Committee, in the case of a determination that applies to any of the Company’s “named executive officers” (as defined for purposes of the Company’s proxy statement); or (ii) the CEO, in the case of a determination that applies to individuals other than any named executive officer.

(e)          “Chief Executive Officer” or “CEO” means the individual who is, from time to time, the chief executive officer of the Company or its successor.

(f)          “Committee” means the Board’s Compensation and Governance Committee.

(g)          “Consent” means a written consent that references the affected Employee(s) or Participant(s) and this Plan by name and is made by and in the sole and absolute discretion of: (i) the Committee, in the case of a Consent that applies to any of the Company’s “named executive officers” (as defined for purposes of the Company’s proxy statement), or

Exhibit 10.1

(ii) the CEO, in the case of a Consent that applies to individuals other than any named executive officer.

(h)          “Continuous Qualified Service” means the period of Employee’s continuous employment on a full-time basis (unless Consent shall have been obtained) by the Company or a Related Company. Unless Consent shall have been obtained, Continuous Qualified Service begins on the Employee’s most recent date of hire before Employee’s Retirement and ends on Employee’s Retirement Date. Unless Consent shall have been obtained, Continuous Qualified Service ends upon any termination of employment. Time spent on paid leave, including short-term disability (but not long-term disability) counts as employment service. Employment pursuant to the terms of a collective bargaining agreement does not count as employment service for purposes of this definition.

(i)           “Employee” means any individual who is employed by the Company or a subsidiary of the Company as a common law employee on a full-time basis (unless Consent shall have been obtained) other than the following persons (who shall not be eligible to participate in the Plan): (1) any individual who is part of a collective bargaining unit unless the Employer and the collective bargaining unit have agreed upon coverage under the Plan; or (2) any individual who is deemed by the Employer to perform services as an independent contractor. The Employer’s employment classification of a person shall be binding and conclusive for all purposes of the Plan and shall remain in effect regardless of any contrary classification or reclassification of such person by any other person or entity, including without limitation the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction.

(j)           “Exercisability Benefit” means, subject to continuing compliance with Section 2 hereof, the continuing exercisability, vesting and non-forfeiture of a Participant’s Stock Options until the earlier of the expiration date set forth in the applicable stock option agreement or the termination of the Benefit Period (i.e., the Benefit Period shall be treated as a period of active employment) in the manner set forth in Section 3. For purposes of clarification, the Exercisability Benefit does not mean acceleration of the vesting of any Stock Options that are not exercisable at the Retirement Date.

(k)          “Long-Term Incentive Awards” means, collectively, Stock Options, Time-Based Restricted Stock and Performance-Based Restricted Stock issued on or after March 1, 2006.

(l)           “Non-Compete Agreement” means an agreement prepared and delivered by the Company and executed by an Employee and the Company that remains in effect for as long as any unvested and/or unexercised Long-Term Incentive Awards exist and restricts the Employee’s ability to engage in the ownership, development, operation, management or leasing of any retail, industrial, office or distribution properties in any metropolitan area in which the Company is engaged in business at any time during the term of the Non-Compete Agreement without Consent.

(m)        “Notice of Intent to Retire” means a completed notice of intent to Retire on the Retirement Date specified by the Employee in the notice. The form of notice provided by the Company must be used to complete the notice, must be signed by the Employee, and must be

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Exhibit 10.1

received by the person designated on the form by the following deadline: six full calendar months before the Retirement Date for non-officers, and 12 full calendar months before the Retirement Date for officers; provided that the deadline may be changed by Consent. Notice of Intent to Retire can be revoked by the Employee if Consent shall have been obtained.

(n)          “Participant” means an Employee of the Company who is eligible to participate in this Plan in accordance with the provisions of Section 3.

(o)	“Plan Administrator” means the Committee.

(p)          “Performance-Based Restricted Stock” means restricted stock awards that become vested based upon performance measures (including total return-based awards, i.e. awards under the various Shareholder Value Plans in effect as of the date hereof) and were awarded on or after March 1, 2006 to an Employee pursuant to the Company’s 1994 Amended and Restated Stock Option Plan or any successor plan, but shall not include any such awards the grant terms of which expressly provide that the holder thereof shall not be entitled to benefits under this Plan with respect to such awards.

(q)          “Related Company” means: (1) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c) with the Company. For purposes of applying Code Sections 414(b) and (c), 50% is substituted for the 80% ownership level.

(r)          “Release” means a release of liability prepared and delivered by the Company that is signed by the Employee.

(s)          “Retire” or “Retirement” means a voluntary termination of employment with the Company and its affiliates by action of the Employee that takes effect on the Employee’s Retirement Date unless it is determined by the Company that circumstances constituting Cause existed on or before the Retirement Date. In addition, a Retirement shall occur if the Company terminates the Employee’s employment without Cause as long as an Employee shall have satisfied the Retirement Age requirements and, unless Consent shall have been obtained, such Employee shall have executed a Non-Compete Agreement and a Release.

(t)           “Retirement Age” means that an Employee has satisfied either of the following: (1) at least 30 years of Continuous Qualified Service; or (2) at least 10 years of Continuous Qualified Service and attainment of age 55.

(u)          “Retirement Date” means the date that is on or after the Employee’s Retirement Age and is specified by the Employee in the Employee’s Notice of Intent to Retire, or such other date specified in a Consent.

(v)          “Termination of Employment” and “Separation from Service” mean the date that the Participant separated from service within the meaning of Section 409A of the Code. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a Separation from Service with the Company, determined in accordance with the following:

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Exhibit 10.1

(i)           Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(ii)         Dual Status. Generally if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in the Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this plan.

(iii)        Separation from Service. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in section 1.7(b)) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in subsection (ii) above) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

(iv)        Service with Related Companies. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies.

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Exhibit 10.1

(w)         “Stock Option” means stock options that were awarded to an Employee pursuant to the Company’s 1994 Amended and Restated Stock Option Plan or any successor plan on or after March 1, 2006, but shall not include any such awards the grant terms of which expressly provide that the holder thereof shall not be entitled to benefits under this Plan with respect to such awards.

(x)          “Time-Based Restricted Stock” means restricted stock awards that become vested solely based upon the passage of time and were awarded on or after March 1, 2006 to an Employee pursuant to the Company’s 1994 Amended and Restated Stock Option Plan or any successor plan, but shall not include any such awards the grant terms of which expressly provide that the holder thereof shall not be entitled to benefits under this Plan with respect to such awards.

(y)          “Vesting Benefit” means, subject to continuing compliance with Section 2 hereof, the continuing vesting and non-forfeiture of a Participant’s Time-Based Restricted Stock and Performance-Based Restricted Stock until the termination of the Benefit Period (i.e., the Benefit Period shall be treated as a period of active employment) in the manner set forth in Section 3. For purposes of clarification, the Vesting Benefit does not mean acceleration of the vesting of any Time-Based Restricted Stock or Performance-Based Restricted Stock that have not vested prior to the Retirement Date.

2.            Eligibility. An Employee shall become eligible for benefits under this Plan if all of the following are satisfied:

(a)          the Employee has Retired after having duly submitted a Notice of Intent to Retire in the manner set forth in this Plan;

(b)          the Company has timely received a Non-Compete Agreement duly executed and not revoked by the Employee; and

(c)          the Company has timely received a Release duly executed and not revoked by the Employee.

A Participant’s participation in this Plan and eligibility for Plan benefits following Retirement will automatically terminate as of the first date the Participant fails to fulfill any of his or her obligations under the Non-Compete Agreement or the Release or on any such date that it is determined by the Company that circumstances constituting Cause existed on or before the Retirement Date with respect to such Employee. For purposes of this Plan, any good faith determination made by the Company as to whether Cause existed or a Participant shall have failed to fulfill any of his or her obligations under the Non-Compete Agreement or the Release shall be conclusive.

3.           Benefits. Except to the extent the Committee specifies otherwise in an award of Long-Term Incentive Awards or Annual Incentive Bonus, the following benefits shall be available to a Participant:

(a)         Stock Options. Subject to the transition provisions set forth in Section 3(e), the Exercisability Benefit shall apply during the Benefit Period to all unexercised Stock

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Exhibit 10.1

Options that are outstanding at the Retirement Date, whether or not vested at the Retirement Date. During the Benefit Period, such Stock Options shall continue to vest and become exercisable in accordance with the vesting schedules set forth in the applicable stock option agreement. All outstanding Stock Options that remain unexercised upon the occurrence of the original expiration date set forth in the applicable stock option agreement or the termination of the Benefit Period shall be cancelled and/or forfeited automatically without any action by the Company or the Employee.

(b)          Time-Based Restricted Stock. Subject to the transition provisions set forth in Section 3(e), the Vesting Benefit shall apply during the Benefit Period to all unvested shares of Time-Based Restricted Stock that are outstanding at the Retirement Date. During the Benefit Period, such shares of Time-Based Restricted Stock shall continue to vest in accordance with the vesting schedules set forth in the applicable restricted stock agreement. All outstanding shares of Time-Based Restricted Stock that remain unvested upon the termination of the Benefit Period shall be forfeited automatically without any action by the Company or the Employee.

(c)          Performance-Based Restricted Stock. Subject to the transition provisions set forth in Section 3(e) and to the next succeeding sentence, the Vesting Benefit shall apply during the Benefit Period to all unvested shares of Performance-Based Restricted Stock that are outstanding at the Retirement Date. The number of such shares shall be adjusted, positively or negatively to the extent applicable, at the end of the applicable performance period based on the criteria set forth in the applicable restricted stock agreement. Notwithstanding anything in the applicable restricted stock agreement to the contrary, the final determination of the number of shares deemed to be vested and freely tradeable at the end of such performance period shall not be subject to any pro rata reduction based on the number of days such Participant was employed by the Company during the applicable period. All outstanding shares of Performance-Based Restricted Stock that remain unvested upon the termination of the Benefit Period shall be forfeited automatically without any action by the Company or the Employee.

(d)          Grants in Year of Retirement. Stock Options and Time-Based Restricted Stock will be awarded for the year during which Retirement occurs in the event an award for the year has not occurred before the Retirement Date and the Benefit Period is in effect on the award date. Such award will be a percentage of the Stock Options and Time-Based Restricted Stock that would have been granted on the award date for the year if the Participant had been employed on the award date. The percentage is the number of days a Participant employed during the year through such Participant’s Retirement Date, divided by 365 (rounded up to the nearest whole percentage).

(e)          Transition Provisions. Notwithstanding anything herein to the contrary: (i) the Vesting Benefit shall not apply to 75% of the Time-Based Restricted Stock and Performance-Based Restricted Stock issued in 2006, 50% of the Time-Based Restricted Stock and Performance-Based Restricted Stock issued in 2007 or 25% of the Time-Based Restricted Stock and Performance-Based Restricted Stock issued in 2008; provided, however that if a Participant shall have become vested in a portion of any such shares prior to the Retirement Date, such vested portion shall reduce the portion to which the Vesting Benefit applies; and (ii) the Exercisability Benefit shall not apply to 75% of the Stock Options issued in 2006, 50% of the Stock Options issued in 2007 or 25% of the Stock Options issued in 2008; provided, however

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Exhibit 10.1

that if a Participant shall have become vested in a portion of any such Stock Options prior to the Retirement Date, such vested portion shall reduce the portion to which the vesting provision of the Exercisability Benefit applies. Fractional shares shall be rounded to the nearest whole share. The vesting, exercisability and forfeiture of such awards not subject to benefits under this Plan shall be governed by the applicable stock option agreement or restricted stock agreement in effect as of the Retirement Date.

(i)            Examples. For purposes of clarification and illustration, set forth below are examples assuming that a Participant received the following grants on or after March 1, 2006:

	March 1, 2006	March 1, 2007
Stock Options	200 Stock Options that vest ratably on an annual basis over four years and remain outstanding for seven years from grant date	200 Stock Options that vest ratably on an annual basis over four years and remain outstanding for seven years from grant date
Time-Based Restricted Stock	400 shares of Time-Based Restricted Stock that vest ratably on an annual basis over four years	400 shares of Time-Based Restricted Stock that vest ratably on an annual basis over four years
Performance-Based Restricted Stock

400 shares of Performance-Based Restricted Stock that vest only to the extent certain performance metrics are achieved as of or during the three years ended December 31, 2008. The commencement date for such period is January 1, 2006.

400 shares of Performance-Based Restricted Stock that vest only to the extent certain performance metrics are achieved as of or during the three years ended December 31, 2009. The commencement date for such period is January 1, 2007.

Example 1. Assume a Retirement Date of January 1, 2008:

With respect to the Long-Term Incentive Awards granted on March 1, 2006, the Exercisability Benefit would apply to 25%, or 50, of such Stock Options. Since one-fourth of the Stock Options granted in 2006, or 50 Stock Options, shall have vested and become exercisable prior to the Retirement Date, the remaining 150 Stock Options will not be subject to the Exercisability Benefit and will be forfeited automatically on the Retirement Date in accordance with the original terms of the applicable stock option agreement. The Vesting Benefit would apply to none of the Time-Based Restricted Stock since 25%, or 100 shares, shall have vested prior to the Retirement Date. The remaining 300 shares of Time-Based Restricted Stock will be forfeited automatically on the Retirement Date. The Vesting Benefit would apply to 25% of the applicable number of shares of Performance-Based Restricted Stock, which would vest and become freely tradeable by such Participant on December 31, 2008. The remaining 75% of the Performance-Based Restricted Stock will be forfeited automatically on the Retirement Date.

With respect to the Long-Term Incentive Awards granted on March 1, 2007, the Exercisability Benefit would apply to 50%, or 100 Stock Options, 25 of which will vest and become exercisable on or about March 1, 2008, 25 of which will vest and become exercisable on or about March 1, 2009, 25 of which will vest and become exercisable on or about March 1, 2010 and 25 of which will vest and become exercisable on or about March 1, 2011. Such Stock Options would remain outstanding and exercisable until the earlier to occur of the

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Exhibit 10.1

termination of the Benefit Period or March 1, 2014. The remaining 100 Stock Options would be forfeited automatically on the Retirement Date. The Vesting Benefit would apply to 50%, or 200 shares, of Time-Based Restricted Stock, 50 of which will vest on March 1, 2008, 50 of which will vest on March 1, 2009, 50 of which will vest on March 1, 2010 and 50 of which will vest on March 1, 2011. The remaining 200 shares of Time-Based Restricted Stock will be forfeited automatically on the Retirement Date. The Vesting Benefit would apply to 50% of the applicable number of shares of Performance-Based Restricted Stock (subject to adjustment pursuant to the performance criteria as set forth in Section 3(c)), which would vest and become freely tradeable by such Participant on December 31, 2009. The remaining 50% of the Performance-Based Restricted Stock will be forfeited automatically on the Retirement Date.

Example 2. Assume a Retirement Date of January 1, 2009:

With respect to the Long-Term Incentive Awards granted on March 1, 2006, the Exercisability Benefit would apply to 25%, or 50, of such Stock Options. Since more than 50 Stock Options shall have vested and become exercisable prior to the Retirement Date, the remaining Stock Options will not be subject to the Exercisability Benefit and, accordingly, with be subject to forfeiture in accordance with the original terms of the applicable stock option agreement. The Vesting Benefit would apply to none of the Time-Based Restricted Stock since 50%, or 200 shares, shall have vested prior to the Retirement Date. The remaining 200 shares of Time-Based Restricted Stock will be forfeited automatically on the Retirement Date. The Vesting Benefit would be inapplicable with respect to the Performance-Based Restricted Stock because the Retirement Date is after the applicable performance period and such shares would have already been earned based on the performance metrics.

With respect to the Long-Term Incentive Awards granted on March 1, 2007, the Exercisability Benefit would apply to 50%, or 100 Stock Options, 50 of which will have vested and become exercisable prior to the Retirement Date, 17 of which will vest and become exercisable on or about March 1, 2009, 17 of which will vest and become exercisable on or about March 1, 2010 and 16 of which will vest and become exercisable on or about March 1, 2011. Such Stock Options would remain outstanding and exercisable until the earlier to occur of the termination of the Benefit Period or March 1, 2015. The remaining 100 Stock Options would be forfeited automatically on the Retirement Date. The Vesting Benefit would apply to 50%, or 200 shares, of Time-Based Restricted Stock, 100 of which shall have vested prior to the Retirement Date, 34 of which will vest on March 1, 2009, 33 of which will vest on March 1, 2010 and 33 of which will vest on March 1, 2011. The remaining 200 shares of Time-Based Restricted Stock will be forfeited automatically on the Retirement Date. The Vesting Benefit would apply to 50% of the applicable number of shares of Performance-Based Restricted Stock (subject to adjustment pursuant to the performance criteria as set forth in Section 3(c)), which would vest and become freely tradeable by such Participant on December 31, 2009. The remaining 50% of the Performance-Based Restricted Stock will be forfeited automatically on the Retirement Date.

(f)          Annual Incentive Bonus Benefit. A Participant will receive a cash bonus for the year prior to the year during which the Participant’s Retirement Date occurs. The bonus for the year preceding the year during which Retirement occurs shall be the same amount that the Participant would have received, and will be paid at the same time it would have been paid, if the

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Exhibit 10.1

Participant had been an active Employee on the payment date. In addition, a Participant will receive a percentage of any bonus the Participant would have received for the year during which the Participant Retires if he or she had been an active Employee on the payment date. The percentage is the number of days the Employee was employed during the year through the Participant’s Retirement Date, divided by 365. The bonus for the year during which Retirement occurs will be paid no later than a date that is 2 ½ months after the end of such year. Notwithstanding the foregoing, a bonus will not be paid pursuant to this Section 3(f) unless the Benefit Period is in effect on the date the bonus is to be paid.

(g)          Forfeiture and Clawback of Benefits. If the terms of the Non-Compete Agreement or the Release are violated by any person who has received any benefit under this Plan or it is determined by the Company that circumstances constituting Cause existed on or before the Retirement Date with respect to such Employee (each, a “Forfeiture Event”), then all Long-Term Incentive Awards that remain outstanding as of the date of such determination shall be forfeited and the value of the benefits received by the Participant under this Plan shall be paid to the Company within ten (10) days after notice is sent by the Company to the former Participant.

The value of the Exercisability Benefit shall be deemed to be zero if the option either has not been exercised or was exercised during the period it could have been exercised if the Exercisability Benefit had not applied (the “Normal Exercise Period”). Otherwise, the value of the Exercisability Benefit shall be deemed to be the difference between the amount included upon exercise in the Participant’s gross income for federal income tax purposes and the amount that would have been included as income if the exercise occurred at the highest price prevailing in the market during the Normal Exercise Period (such amount will be deemed to be zero if it would otherwise be negative).

The value of the Vesting Benefit shall be the amount included in the Participant’s gross income for federal income tax purposes upon the occurrence of each vesting of any award that would not have occurred if the Vesting Benefit did not apply. To the extent an award was scheduled to become vested pursuant to the Vesting Benefit, but has not yet become vested, such portion of the award is forfeited upon notice from the Company that this Section applies, and shall have no value for purposes of this Section.

Interest on all amounts owed to the Company pursuant to this Section 3(g) shall be paid at the the prime rate reported in The Wall Street Journal as of the occurrence of the Forfeiture Event and accrued from the date of the Forfeiture Event to the date of payment.

4.            Claims and Administration. If a dispute arises concerning any aspect of this Plan, including but not limited to a dispute over whether an Employee is entitled to benefits under this Plan or as to the amount of a Participant’s benefits, the Employee or Participant must first file a claim for benefits in accordance with the following procedure. A claim for Plan benefits must be in writing and addressed to the Plan Administrator, c/o Chairperson of the Compensation and Governance Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, or any other address that may be designated from time to time. The claimant will receive a written notice from the Plan Administrator with respect to the claim within 60 days (or 120 days if extenuating circumstances require an extension) of the date the

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Exhibit 10.1

Plan Administrator received the claimant’s initial claim. If claimant is not furnished notice regarding the claim within these time periods, the claim will be considered denied.

If the Plan Administrator denies the claim, in whole or in part, it will tell the claimant why, refer the claimant to the applicable provisions of the plan document or other relevant records or papers, and inform the claimant when and where the claimant may see them. The claimant will also be told if any additional material or information is needed to perfect the claim, what material or information is needed and why such material is needed.

In addition, the claimant will be told how he can appeal for reconsideration of the decision. Should the claimant disagree with the determination, he has 60 days to request a review in writing. The Plan Administrator will reconsider the claim and its resulting decision will be issued within 60 days after the request. If more time is needed because of unusual circumstances, the claimant will be notified.

No claim shall be considered unless it is filed with the Plan Administrator within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Plan Administrator without regard to the merits of the claim.

The exhaustion of these procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these procedures and these procedures have been exhausted; and (ii) in any such legal action all explicit and implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

No legal action (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the date ninety (90) days after the claimant has exhausted these procedures. Knowledge of all facts that an Employee or Participant knew (or reasonably should have known) shall be imputed to any claimant who is or claims to be a beneficiary (or otherwise claims to derive an entitlement by reference to an Employee or Participant) for the purpose of applying the one (1) year period.

The Plan Administrator has the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions that may arise under the Plan, and its decisions on such matters are final, conclusive and binding on all parties. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

5.           Amendment and Termination. The Board may terminate the Plan or amend the Plan from time to time, either retroactively or prospectively; provided that no amendment to the Plan may alter, impair or reduce a Participant’s rights under the Plan after such Participant shall

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Exhibit 10.1

have become eligible for benefits under this Plan, unless in the Board’s reasonable judgment, the promises and benefits of the amended Plan are in the aggregate no less favorable to such Participant than the promises and benefits before the amendment or if in the Board’s reasonable judgment the amendment is necessary to achieve the purpose of the Plan or the purpose of the Plan’s benefits.

6.	Miscellaneous.

(a)          The terms of this Plan do not change the at-will nature of any Participant’s employment with the Company. Nothing in this Plan may be construed as a contract or other arrangement between a Participant and the Company to the effect that the Participant will be employed for any specific period of time.

(b)          This Plan shall be effective as of March 1, 2006 and apply only to a Retirement Date that occurs after that date. It is not intended that the application of this Plan shall modify or alter the tax deductibility of any payment or benefit paid or excluded hereunder.

(c)          Benefits under the Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Company.

(d)          The Company shall be permitted to deduct any applicable withholding taxes from amounts payable pursuant to this Plan, or to require that the Participant deliver such funds to the Company for transmittal to the applicable taxing authority on behalf of such Participant, prior to the disbursement to such Participant of any amounts payable pursuant to this Plan. Upon delivery to the Company of satisfactory evidence that benefits received hereunder shall have become includable in the gross income of the Participant for federal income tax purposes, such Participant may elect to forfeit that number of shares of common stock, whether or not a Long-Term Incentive Award and whether or not vested, necessary to satisfy the tax amount due.

(e)          This Plan will be governed by the laws of the State of North Carolina except to the extent preempted by federal law.

(f)          Notwithstanding anything herein to the contrary, it is solely the obligation of each holder of the Company’s securities to be aware of and comply with applicable federal and state securities laws. By receiving benefits under this Plan, without limitation, each Participant represents and warrants to the Company that he or she will not trade in any securities of the Company, whether or not then an employee of the Company, on the basis of material, non-public information.

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